Exhibit 99.1

Polaris Parent Corp.

Unaudited Condensed Consolidated Balance Sheets

 ($ in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$203,807	$21,825
Trade accounts receivable, net	53,873	77,071
Prepaid expenses and other current assets	13,902	5,032
Prepaid software and maintenance	7,322	9,556
Prepaid taxes	-	2,130
Deferred transaction costs	30,217	-
Total current assets	309,121	115,614

Property and equipment, net	182,270	177,992
Operating lease right-of-use asset	31,851	29,998
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	2,930,082	3,135,782
Provider network intangible, net	638,721	683,561
Other intangibles, net	67,300	67,300
Equity investments	93,222	-
Other assets	5,447	8,151
Total assets	$8,400,027	$8,360,411

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$38,905	$9,565
Accrued interest	70,730	17,966
Accrued taxes	17,630	-
Operating lease obligation	6,811	9,521
Accrued compensation	33,404	26,311
Accrued legal	9,136	10,038
Accrued administrative fees	3,593	3,861
Other accrued expenses	9,883	8,524
Total current liabilities	190,092	85,786

Long-term debt	5,409,451	5,397,122
Operating lease obligation	28,040	23,086
Deferred income taxes	834,840	869,199
Total liabilities	6,462,423	6,375,193

Shareholders' equity:
Shareholder interests
Shareholder shares par value $0.001, 1,000 shares authorized (500 Series A and 500 Series B), issued and outstanding 5 shares of Series A and 5 shares of Series B as of September 30, 2020 and December 31, 2019	-	-
Contributed capital	1,647,284	1,347,656
Retained earnings	290,320	637,562
Shareholders' equity	1,937,604	1,985,218
Total liabilities and shareholders' equity	$8,400,027	$8,360,411

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.

Unaudited Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

 ($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$223,517	$245,820	$682,419	$736,497

Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	147,866	41,059	244,445	116,191
General and administrative expenses	184,164	25,986	241,931	62,513
Depreciation	15,262	14,153	44,903	41,723
Amortization of intangible assets	83,513	83,513	250,540	250,540
Total expenses	430,805	164,711	781,819	470,967

Operating (loss) income	(207,288)	81,109	(99,400)	265,530

Interest expense	82,275	93,246	259,290	286,438
Interest income	(81)	(54)	(229)	(133)
Gain on repurchase and retirement of Notes	-	(18,450)	-	(18,450)
Net (loss) income before income taxes	(289,482)	6,367	(358,461)	(2,325)

(Benefit) provision for income taxes	(1,080)	1,005	(11,219)	(191)
(Loss) income from continuing operations	(288,402)	5,362	(347,242)	(2,134)

Net (loss) income	(288,402)	5,362	(347,242)	(2,134)

Weighted average shares outstanding – Basic and Diluted:	10	10	10	10

Net (loss) income per share – Basic and Diluted:	$(28,840,200)	$536,200	$(34,724,200)	$(213,400)

Comprehensive (loss) income	(288,402)	5,362	(347,242)	(2,134)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.

Unaudited Condensed Consolidated Statements of Shareholders' Equity

  ($ in thousands, except share data)

	Common Stock	Common Stock	Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of January 1, 2019	10	$-	$1,362,536	$627,852	1,990,388
Class B Unit expense	-	-	5,036	-	5,036
Net loss	-	-	-	(8,364)	(8,364)
Balance as of March 31, 2019	10	$-	$1,367,572	$619,488	$1,987,060

Class B Unit expense	-	-	(9,666)	-	(9,666)
Net income	-	-	-	868	868
Balance as of June 30, 2019	10	$-	$1,357,906	$620,356	$1,978,262

Class B Unit expense	-	-	4,321	-	4,321
Net income	-	-	-	5,362	5,362
Balance as of September 30, 2019	10	$-	$1,362,227	$625,718	$1,987,945

Balance as of January 1, 2020	10	$-	$1,347,656	$637,562	1,985,218
Class B Unit expense	-	-	9,361	-	9,361
Net loss	-	-	-	(2,594)	(2,594)
Balance as of March 31, 2020	10	$-	$1,357,017	$634,968	$1,991,985

Class B Unit expense	-	-	27,911	-	27,911
Net loss	-	-	-	(56,246)	(56,246)
Balance as of June 30, 2020	10	$-	$1,384,928	$578,722	$1,963,650

Class B Unit expense	-	-	262,356	-	262,356
Net loss	-	-	-	(288,402)	(288,402)
Balance as of September 30, 2020	10	$-	$1,647,284	$290,320	$1,937,604

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

 ($ in thousands)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2020	September 30, 2019
Operating activities:
Net loss	$(347,242)	$(2,134)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	44,903	41,723
Amortization of the right-of-use asset	6,537	7,120
Amortization of intangible assets	250,540	250,540
Amortization of debt issuance costs	11,016	8,546
Stock-based compensation	299,629	(308)
Deferred tax benefit	(34,359)	(17,129)
Non-cash interest costs	1,434	1,476
Loss on equity investments	7,784	-
Gain on repurchase and cancellation of Notes	-	(18,450)
Loss on disposal of property and equipment	77	152
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	23,198	6,270
Prepaid expenses and other assets	(34,280)	(2,389)
Prepaid taxes	2,130	(64,897)
Operating lease obligation	(6,082)	(7,171)
Accounts payable and accrued expenses and other	107,016	64,578
Net cash provided by operating activities	332,301	267,927
Investing activities:
Purchases of property and equipment	(49,322)	(48,020)
Purchases of equity investments	(101,006)	-
Net cash used in investing activities	(150,328)	(48,020)

Financing activities:
Repayments of long term debt	-	(100,000)
Repurchase and cancellation of Senior PIK Toggle Notes	-	(101,013)
Borrowings on revolving credit facility	98,000	-
Repayment of revolving credit facility	(98,000)	-
Borrowings (payments) on capital leases, net	9	(130)
Net cash provided by (used in) financing activities	9	(201,143)

Net change in cash and cash equivalents	181,982	18,764
Cash and cash equivalents at beginning of period	21,825	5,014

Cash and cash equivalents at end of period	$203,807	$23,778

Noncash investing and financing activities:
Purchases of property, plant and equipment not yet paid	$4,327	$3,850
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$10,158	$3,908
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(194,074)	$(221,934)
Income taxes, net of refunds	$(4,415)	$(82,225)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

1. General Information and Basis of Accounting

General Information

Polaris Parent Corp. (the “Company”) is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.

Our customers include large national insurance companies, Blues plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services – see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.

Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.

Basis of Presentation and Consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and disclosures required by GAAP for completed consolidated financial statements are not included herein. The interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods shown. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements of Polaris Parent Corp. as of and for the year ended December 31, 2019 and the notes related thereto. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

Summary of Significant Accounting Policies

Use of Estimates

The COVID-19 pandemic ("COVID-19") has negatively impacted our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in the first quarter of 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company experienced a 9.1% decline in revenue during third quarter of 2020 compared to the third quarter of 2019 primarily due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services. Revenue for the three months ended September 30, 2020 increased by $16.6 million or 8% when compared to the three months ended June 30, 2020, signaling an improvement of market conditions related to COVID-19. The extent of the ultimate impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. See Note 3 for discussion of our precautionary measure to ensure our cash flow requirements were met and Note 5 for discussion on the impact of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

These unaudited condensed consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the unaudited condensed consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. The Company believes it has used reasonable estimates and assumptions to assess the fair values of goodwill, long-lived assets and indefinite-lived intangible assets; assessment of the annual effective tax rate; valuation of deferred income taxes and the allowance for doubtful accounts. Actual results may differ from these estimates and assumptions.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.

In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.

Revenue Recognition

Disaggregation of Revenue

The following table presents net sales disaggregated by services and contract types:

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Network Services	$65,323	$77,038	$200,448	$239,799
Percentage of Savings	49,721	61,026	153,127	190,748
PEPM	13,772	14,042	41,643	43,112
Other	1,830	1,970	5,678	5,939
Analytic-Based Services	133,119	141,307	407,216	416,105
Percentage of Savings	132,541	141,055	405,849	415,580
PEPM	578	252	1,367	525
Payment Integrity Services	25,075	27,475	74,755	80,593
Percentage of Savings	25,054	27,454	74,689	80,530
PEPM	21	21	66	63
Total Revenues	$223,517	$245,820	$682,419	$736,497

Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our percentage of savings contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payers not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available. There have not been any material changes to estimates of variable consideration for performance obligations satisfied prior to the nine months ended September 30, 2020.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.

Recently Adopted Accounting Standards

In 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. Accounting Standards Codification (“ASC”) 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as the Current Expected Credit Loss (“CECL”). The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted this standard on January 1, 2020, using a modified retrospective approach. Our financial instruments in the scope of the new standard consist primarily of trade receivables. The allowance for credit losses was $0.4 million as of September 30, 2020 and December 31, 2019. There were no material write offs charged or increases to the allowance for credit losses during the nine month period ended September 30, 2020. The adoption of ASC 326 had no material impact on our unaudited condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other - Internal-Use Software (Subtopic 350-40) - Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our unaudited condensed consolidated financial statements.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our unaudited condensed consolidated financial statements.

New Accounting Pronouncements Issued but Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company has a term loan and a revolving credit loan for which the interest rates are indexed on the London InterBank Offered Rate (“LIBOR”) and as a result is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.

On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. As a result of the transactions described in Note 2, the Company could issue convertible debt and will then evaluate the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Mergers and Acquisitions

Churchill Merger

On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill (“First Merger Sub”), Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill (“Second Merger Sub”), the Company, and Polaris Investment Holdings L.P. (“Holdings”). Pursuant to the Merger Agreement, the parties will enter into a business combination transaction (the “Transactions”) by which, pursuant to a Private Investment in Public Equity (“PIPE”) of $1.3 billion to Churchill from a capital raise and an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill, and will change its name to MultiPlan Corporation.

At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement.

In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:

●	voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters voted on at a special meeting of Churchill’s stockholders;

●	the Churchill Capital Corp III 2020 Omnibus Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;

●	an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

●	common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

From August 20, 2020 through August 25, 2020, the Company purchased 9,094,876 shares of Class A Common Stock of Churchill for an aggregate purchase price of $101.0 million for the purpose of supporting the Transactions by securing additional votes in favor of the merger. These equity securities are included in equity investments in the accompanying unaudited condensed consolidated balance sheets. These equity securities were reclassified as treasury stock at the close of the Transactions. Refer to Notes 4 and 10 for additional information.

In connection with the Transactions, the Company has incurred transaction costs. The transaction costs directly attributable to the Transactions have been deferred and as of September 30, 2020 represent $30.2 million and are included in deferred transaction costs in the accompanying unaudited condensed consolidated balance sheets, of which $29.3 million is unpaid and included in accounts payable. The transaction costs considered incremental have been expensed as incurred and these amounts, $3.1 million and $3.6 million for the three and nine month periods ended September 30, 2020, respectively, are included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income. Refer to Note 10 for additional information on subsequent transaction costs incurred in connection with the Transactions.

The Transactions have influenced the valuation of the stock-based compensation awards (as defined below), as more fully described in Note 7, and will constitute a definitive liquidity event under the agreements governing the awards, as more fully described in Note 10.

On October 8, 2020, the Transactions were consummated, as more fully described in Note 10.

3. Long-Term Debt

As of September 30, 2020 and December 31, 2019, long-term debt consisted of the following:

($ in thousands)	September 30, 2020	December 31, 2019
Term Loan G	$2,710,000	$2,710,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,178,727
Finance lease obligations	110	101
Long-term debt	5,448,837	5,448,828
Premium - Notes due 2024	8,776	10,327
Discount - Term Loan G	(4,945)	(6,195)
Discount - Senior PIK Notes	(5,701)	(7,436)
Debt issuance costs, net:
Term Loan G	(12,600)	(18,332)
Notes Due 2024	(18,375)	(21,539)
Senior PIK Notes	(6,541)	(8,531)
Long- term debt, net	$5,409,451	$5,397,122

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

The interest rate in effect for Term Loan G was 3.75% and 4.85% as of September 30, 2020 and 2019, respectively. Interest expense was $26.0 million and $86.8 million and $35.2 million and $110.7 million for the three and nine month periods ended September 30, 2020 and 2019, respectively. These amounts are included in interest expense in the accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income.

Interest on Revolver G for the three and nine months ended September 30, 2020 was $62,700 and $1.3 million, respectively. This amount is included in interest expense in the accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income.

On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest of $1.1 million was repaid on June 25, 2020. On July 2, 2020 the Company, the administrative agent and the revolving credit lenders agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300.0 million on September 1, 2022. See Note 10 for details regarding the October 29, 2020 debt refinancing.

A correcting adjustment of $2.3 million was made during the three months ended March 31, 2020 to increase interest expense to account for acceleration of debt issuance cost due to principal prepayments made on the Term Loan in years 2017, 2018 and 2019. The adjustment was not material to the current period or historical period financial statements.

Debt Covenants and Events of Default

The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024, and the Senior PIK Notes that limit the Company and its subsidiaries the ability to engage in specified types of transactions.

In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of September 30, 2020 and December 31, 2019 the Company was in compliance with all of the debt covenants.

4. Fair Value Measurements

Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

●	Level 1 – Quoted prices in active markets for identical assets or liabilities on the reporting date.

●	Level 2 – Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

●	Level 3 – Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial Instruments

Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable. The Company’s accounts receivable are spread over a large customer base and various product lines that the Company offers.

The fair values of equity investments using quoted market prices from daily exchange traded markets are based on the closing price as of the balance sheet date and are classified as Level 1.

We estimate the fair value of long-term debt, including current maturities of finance lease obligations using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five, seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement. As of September 30, 2020 and December 31, 2019, the Company’s carrying amount and fair value of financial instruments consisted of the following:

($ in thousands)	September 30, 2020		December 31, 2019
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Assets:
Equity investments	$93,222	$93,222	$-	$-
Total Assets	$93,222	$93,222	$-	$-

Liabilities:
Notes due 2024, net of premium	$1,568,776	$1,613,640	$1,570,327	$1,544,976
Term Loan G, net of discount	2,705,055	2,770,910	2,703,805	2,769,645
Senior PIK Note, net of discount	1,173,026	1,221,992	1,171,291	1,191,694
Finance lease obligations	110	110	101	101
Total Liabilities	$5,446,967	$5,606,652	$5,445,524	$5,506,416

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

Recurring Fair Value Measurements

We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company used a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards prior to September 30, 2020. See Note 7 for further information, including details of our unobservable assumptions.

Non-recurring Fair Value Measurements

We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets as of September 30, 2020 or December 31, 2019.

5. Income Taxes

The pre-tax loss during the three and nine-month periods ended September 30, 2020 of $289.5 million and $358.5 million, respectively, generated an income tax benefit of $1.1 million and $11.2 million, respectively. The pre-tax income during the three-month period ended September 30, 2019 of $6.4 million, generated an income tax provision of $1.0 million. The pre-tax loss during the nine-month period ended September 30, 2019 of $2.3 million, generated an income tax benefit of $0.2 million. The Company’s effective tax rate differed from the statutory rate primarily due to state taxes, transaction costs, a valuation allowance on a potential capital loss carryforward that will more likely than not remain unrealized, and stock-based compensation expense.

The CARES Act was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in the Section 163(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation.

The Treasury and the IRS released final regulations on the Section 163(j) interest deduction limitation on July 28, 2020. Taxpayers may apply the final regulations in their entirety to tax years beginning after December 31, 2017. The final regulations clarify the definition of interest to limit to items treated as “interest” for U.S. Federal income tax purposes. As a result of the changes to the final regulations, the Company recorded a $3.2 million increase to its deferred income tax liability to account for the retrospective change to the tax law applicable to the Company’s years ended December 31, 2018 and 2019 during the third quarter in addition to the $32.4 million increase already booked during the first quarter due to the CARES Act. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to the Company’s 2019 income tax provision.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.

6. Commitments and Contingencies

Commitments

The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of September 30, 2020 and December 31, 2019.

Claims and litigation

The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying unaudited condensed consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage, and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying unaudited condensed consolidated statement of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities in the accompanying unaudited condensed consolidated balance sheets.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

Five actions (collectively, the “Stockholder Actions”), including two putative class actions, were filed in federal courts in New York and Delaware by purported Churchill stockholders in connection with the Business Combination: Hutchings v. Churchill Capital Corp III, et al.,No. 1:20-cv-06318 (S.D.N.Y.) (the “Hutchings Complaint”); Kent v. Churchill Capital Corp III, et al., No. 1:20-cv-01068 (D. Del.) (the “Kent Complaint”); Feges v. Churchill Capital Corp III, et al., No. 1:20-cv-06627 (S.D.N.Y.) (the “Feges Complaint”); Noor v. Churchill Capital Corp III, et al., No. 1:20-cv-06686 (S.D.N.Y.) (the “Noor Complaint”); and Greenman v. Churchill Capital Corp III, et al., No. 1:20-cv-07466 (S.D.N.Y.) (the “Greenman Complaint”). On September 11, 2020, October 5, 2020, October 8, 2020, October 19, 2020, and November 2, 2020, the plaintiffs in the Noor, Greenman, Kent, Hutchings and Feges actions, respectively, voluntarily dismissed their complaints. Each of the complaints in the Stockholder Actions names Churchill and the members of the Churchill Board as defendants. The Stockholder Actions generally allege, among other things, that the proxy statement relating to the Transactions was false and misleading and/or omitted material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14d-9 promulgated thereunder. The Hutchings Complaint and the Greenman Complaint also alleged breach of fiduciary duty claims against the Churchill Board in connection with the Transactions. The Stockholder Actions generally sought, among other things, injunctive relief and an award of attorneys’ fees and expenses.

7. Stock-Based Compensation

Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units (“Units”) via the Class B Unit Award Agreement (“Polaris Agreement”). There are 343,114 Units available for issuance under the Polaris Plan. There were 267,768 Units issued and outstanding as of September 30, 2020. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units (“Awards”).

Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event. See Note 10 for details regarding the Churchill merger.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

The fair value of the outstanding Units was $475.5 million as of September 30, 2020. The valuation as of September 30, 2020 used the cumulative exit value of the Company, corresponding to the transaction value and prior distributions, and removed the discount for lack of marketability. See Note 10 for subsequent stock-based compensation expense information. Forfeitures are accounted for as they occur.

The following table lists the assumptions used in the analyses as of September 30, 2019:

As of
September 30, 2019
Risk free rate of return	1.7%
Expected volatility	23.2%
Expected dividend yield	0.0%
Discount for lack of marketability	19.0%

Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income for the three and nine month periods ended September 30, 2020 and 2019 as follows:

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30,		September 30,
	2020	2019	2020	2019
Cost of services	$108,777	$1,593	$126,723	$(1,324)
General and administrative	153,579	2,728	172,906	1,016
Total stock-based compensation	$262,356	$4,321	$299,629	$(308)

Following is a vesting summary of the Class B Units for the nine month period ended September 30, 2020:

	Number of Units	Weighted Average Fair Value Per Unit
Nonvested at December 31, 2019	80,671	$363.91
Awarded	-	-
Vested	(18,978)	$1,775.68
Forfeited	(1,877)	$1,775.68
Nonvested at September 30, 2020	59,816	$1,775.68

None of the Units were puttable as of September 30, 2020. See Note 10 for Units vested at the close of the Transactions.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

8. Net (Loss) Income Per Share

The following is a reconciliation of basic and diluted net (loss) income per share for the three and nine month periods ended September 30, 2020 and 2019:

	Three Months Ended		Nine Months Ended
($ in thousands, except number of shares and per share data)	September 30,		September 30,
	2020	2019	2020	2019
Numerator for (loss) income per share calculation
Net (loss) income	$(288,402)	$5,362	$(347,242)	$(2,134)

Denominator for (loss) income per share calculation
Weighted average number of shares outstanding - basic and diluted	10	10	10	10

(Loss) income per share—basic and diluted:
Net (loss) income per share—basic and diluted	$(28,840,200)	$536,200	$(34,724,200)	$(213,400)

	Three months ended September 30, As Adjusted (1)		Nine months ended September 30, As Adjusted (1)
	2020	2019	2020	2019
Net (loss) income per share—basic and diluted	$(0.69)	$0.01	$(0.84)	$(0.01)
Shares	415,700,000	415,700,000	415,700,000	415,700,000

___________________

(1)	The As Adjusted EPS and shares reflect the impact of the ratio of the reverse recapitalization which occurred on October 8, 2020, and which will be retroactively recast in the period in which the reverse recapitalization occurs. This information is unaudited and is presented to facilitate the understanding of the impact of the reverse recapitalization on EPS prior to its consummation.

9. Related Party Transactions

The accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income include expenses and revenues to and from related parties for the three and nine month periods ended September 30, 2020 and 2019 as follows:

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$509	$1,209	$1,545	$2,373
Total revenues from related parties	$509	$1,209	$1,545	$2,373

Cost of services	$(500)	$(857)	$(1,666)	$(2,961)
General and administrative	(63)	(53)	(163)	(159)
Total expense from related parties	$(563)	$(910)	$(1,829)	$(3,120)

The accompanying unaudited condensed consolidated balance sheets include accruals from related parties as of September 30, 2020 and December 31, 2019 as follows:

($ in thousands)	September 30, 2020	December 31, 2019
Current liabilities:
Accounts payable	$2,414	$2,500
Total liabilities from related parties	$2,414	$2,500

The related party transactions include the following:

●	The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

●	The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

●	The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

●	The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

10. Subsequent Events

Churchill Merger

On October 7, 2020, in order to facilitate the consummation of the Mergers, the Company has undergone a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock was increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock was exchanged for such new shares of Class A common stock and Class B common stock, as applicable.

Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that will be paid to employees, including executive officers, contingent on and after consummation of the Transaction, in recognition of their efforts in connection with the completion of the Transaction. As a result, the Company will record an expense of approximately $20 million related to the transaction bonuses during the fourth quarter of 2020.

The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The consummation of the Mergers constituted a definitive liquidity event under the agreements governing the Unit awards and as a result all unvested Units vested on October 7, 2020. Therefore, the Company will record expense of $106.2 million related to the accelerated vesting during the fourth quarter of 2020. The Company recorded these awards within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. The settlement of these awards was made in a combination of cash and shares of Churchill’s Class A common stock and was included in the aggregate consideration paid to the Company’s owners.

POLARIS PARENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

On October 8, 2020 (the “Closing Date”), the Transactions were consummated pursuant to the terms of the Merger Agreement and Churchill acquired Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash for $1.5 billion and in 415,700,000 shares of Churchill Class A common stock. In addition, on the Closing Date, Churchill completed the $1.3 billion PIPE and issued $1.3 billion of 6% interest convertible debt. All of the outstanding Senior PIK Notes were redeemed for a total redemption price of $1.3 billion. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation and The New York Stock Exchange ticker symbols for its Class A common stock and warrants to “MPLN” and “MPLN.WS”, respectively.

Debt Refinancing

On October 29, 2020, MPH Acquisition Holdings LLC, a wholly owned subsidiary of the Company, issued and sold $1.3 billion in aggregate principal amount of 5.750% Senior Notes due 2028, under an Indenture dated as of October 29, 2020, by and among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee. The Company also entered into an amendment to increase the commitments under its senior secured revolving credit facility from $100.0 million to $450.0 million, and the revolving credit facility will require the Company to maintain a maximum first lien secured leverage ratio of 6.75 to 1.00. The Company used the net proceeds from the Notes, together with $715.0 million of cash on hand, (i) to redeem, satisfy and discharge all of the Notes due 2024 and repay $369.0 million of indebtedness under the Term Loan G and (ii) to pay fees and expenses in connection therewith.

Acquisition of HSTechnology Solutions, Inc.

On November 9, 2020, the Company acquired 100 percent of HSTechnology Solutions, Inc. (“HST”) for $140 million in cash. The acquisition will be accounted for as a business combination in accordance with ASC 805. Due to the timing of the acquisition, our initial accounting for the HST acquisition is incomplete. In connection with this acquisition, we incurred approximately $4.3 million of transaction costs.

HST is a leading reference-based pricing growth company that uses sophisticated data analytics and tools to engage members and providers on the front and back end of healthcare. The acquisition increases the value that MultiPlan offers to healthcare payors by adding complementary services to help them better manage cost, enhances MultiPlan’s analytics products and services and further extends the company into adjacent customer segments such as TPAs and Regional Health Plans.